The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Preliminary Prospectus Supplement dated January 9, 2007

FILED PURSUANT TO
RULE 424(B)(3)
REGISTRATION NO: 333-121077

PROSPECTUS SUPPLEMENT

(To prospectus dated December 21, 2004)

$45,000,000

Alabama Gas Corporation

            % Notes due January 15, 2037

Alabama Gas Corporation is offering $45 million of our         % Notes due January 15, 2037 (the “notes”). We will pay interest on the notes semi-annually on January 15 and July 15 of each year, beginning on July 15, 2007. The notes will mature on January 15, 2037.

We may redeem the notes, in whole or in part, at our option at any time or from time to time at the redemption price described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption.” The notes do not have the benefit of any sinking fund.

The notes will be our senior unsecured obligations and will rank equally with all of our outstanding senior unsecured and unsubordinated indebtedness.

Investing in the notes involves risks. See “ Risk Factors” on page S-4.

	Per Note	Total
Public offering price (1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

(1) Plus accrued interest from , 2007, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes are expected to be ready for delivery in book-entry form only through the facilities of The Depository Trust Company on or about                     , 2007.

A.G. EDWARDS

The date of this prospectus supplement is                     , 2007.

Prospectus Supplement

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. No one has been authorized to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriter is not, making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission that is incorporated by reference, is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering and the notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes. See “Description of the Debt Securities” in the accompanying prospectus.

This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add to, update or change information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference in this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

i

SUMMARY

Alabama Gas Corporation

We are the largest natural gas distribution utility in the State of Alabama. We purchase natural gas through interstate and intrastate marketers and suppliers and distribute the purchased gas through our distribution facilities for sale to residential, commercial and industrial customers and other end-users of natural gas. We also provide transportation services to industrial and commercial customers located on our distribution system. These transportation customers, using us as their agent or acting on their own, purchase gas directly from producers, marketers or suppliers and arrange for the delivery of the gas into our distribution system. We charge a fee to transport this customer-owned gas through our distribution system to our customers’ facilities. Our business is highly seasonal since a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes a temperature adjustment to customers’ monthly bills which is designed to mitigate the effect of departures from normal temperature on our earnings.

We were formed in 1948 by the merger of the Alabama Gas Company into Birmingham Gas Company. We became publicly held in 1953. Through a corporate reorganization in 1979, we became a subsidiary of Energen Corporation, a New York Stock Exchange-listed company (ticker symbol: EGN). Energen is not guaranteeing or otherwise obligated to make any payments in respect of the notes.

We are incorporated under the laws of Alabama, and our executive offices are located at 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203. Our telephone number is (205) 326-8100.

The Offering

The following is a brief summary of the terms of this offering. For a more complete description of the terms of the notes, see “Description of the Notes” beginning on page S-4 of this prospectus supplement and “Description of the Debt Securities” beginning on page 5 of the accompanying prospectus.

Issuer	Alabama Gas Corporation.

Notes offered	$45,000,000 principal amount of % Notes due January 15, 2037.

Maturity	January 15, 2037.

Interest payment dates	Semi-annually in arrears on January 15 and July 15 of each year, beginning on July 15, 2007.

Use of proceeds	We estimate that the net proceeds from the offering of the notes will be approximately $44.4 million. We intend to use these proceeds to redeem certain of our medium-term notes. See “Use of Proceeds.”

Optional redemption

We may redeem the notes, in whole or in part, at our option at any time or from time to time at the redemption price described in this prospectus supplement under the heading “Description of the Notes—Optional Redemption.”

Ratings

The notes have been assigned ratings of “A1” by Moody’s Investors Service, Inc. and “BBB+” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. A rating reflects only the view of a rating agency and is not a recommendation to buy, sell or hold the notes. Any rating can be revised upward or downward or withdrawn at any time by a rating agency if it decides that circumstances warrant that change.

Ranking	The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness.

Trustee	The trustee under the indenture governing the notes is The Bank of New York Trust Company, N.A.

Summary Financial Information

(Dollars in Thousands)

The following summary financial information for the years ended December 31, 2005, 2004 and 2003 has been derived from our audited financial statements, which are incorporated in this prospectus supplement and the accompanying prospectus by reference to our annual report on Form 10-K for the fiscal year ended December 31, 2005. The summary financial information for the nine months ended September 30, 2006 and 2005, and at September 30, 2006, has been derived from our unaudited quarterly financial statements, which are incorporated herein by reference to our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2006. The summary financial information should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements from which it has been derived and the accompanying notes thereto incorporated by reference herein. The income statement data for the nine months ended September 30, 2006 and 2005 are not necessarily indicative of the results that may be expected for the entire year.

	Nine months ended September 30,		Year ended December 31,
	2006	2005	2005	2004	2003
(In Thousands)	(Unaudited)
Summary of Operations:
Operating revenues	$503,014	$429,746	$600,700	$526,740	$489,099
Operating income	57,517	61,009	72,922	66,199	66,848
Net income	29,165	31,267	36,964	33,790	33,017

The following table shows our ratio of earnings to fixed charges for the periods indicated. These ratios are computed as described under “Ratios of Earnings to Fixed Charges” in the accompanying prospectus.

	Nine months ended September 30,	Year ended December 31,				Three months ended December 31,	Year ended September 30,
	2006	2005	2004	2003	2002	2001(1)	2001
Ratio of Earnings to Fixed Charges	4.63	4.67	4.63	4.53	3.93	2.08	3.97

The following table shows our capitalization and short-term debt at September 30, 2006 and as adjusted as described below:

	At September 30, 2006
	Amount	As Adjusted(2)	Percent As Adjusted
(In Thousands)
Capitalization:
Long-term debt, net of current portion	$209,254	$209,609	43.01%
Common shareholder’s equity	277,751	277,751	56.99%

Total capitalization	487,005	487,360	100.00%

Short-term debt, including current portion of long-term debt	47,474	47,474

(1)	During 2001, we changed our fiscal year end from September 30 to December 31, and consequently have a three-month period ended December 31, 2001 to report separately.
(2)	To give effect to the issuance of the notes being offered by this prospectus supplement and the expected use of net proceeds thereof.

RISK FACTORS

In considering whether to purchase the notes being offered, you should carefully consider the information we have included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the information under the heading “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2006, June 30, 2006 and March 31, 2006. These risk factors update the risk factors contained in the accompanying prospectus and therefore are intended to supersede those risk factors.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from the sale of the notes in this offering, after deducting the underwriting discount and estimated expenses payable by us, will be approximately $44.4 million. We intend to use the net proceeds from the sale of the notes to repay approximately $44.4 million of our outstanding medium-term notes. The medium-term notes we intend to redeem have an aggregate average interest rate of 7.02%.

DESCRIPTION OF THE NOTES

The notes will be a series of debt securities, as described under the heading “Description of the Debt Securities” in the accompanying prospectus. Please read the following description of the particular terms of the notes in conjunction with the description of the general terms and provisions of debt securities set forth under “Description of the Debt Securities” in the accompanying prospectus, which the following description supplements and, in the event of any inconsistencies, supersedes. Capitalized terms not otherwise defined in this prospectus supplement are used as defined or otherwise provided in the accompanying prospectus.

General

We will initially offer $45,000,000 principal amount of the notes pursuant to this prospectus supplement. The notes will be issued as a series of debt securities under an Indenture (for debt securities) between us and The Bank of New York Trust Company, N.A., as trustee, dated as of November 1, 1993 (the “Indenture”). The Indenture does not limit the aggregate principal amount of debt securities that we may issue under it. In the future we may, without the consent of the holders of the notes, issue and sell debt securities in addition to the notes being offered hereby either as part of this series or as a new series of debt securities. If issued as a part of the same series of notes, these additional notes will have the same terms (other than the issuance date, offering price and, in some cases, the initial interest payment date) as the notes offered hereby.

Maturity

The entire principal amount of the notes, unless previously redeemed or otherwise repaid, will mature and become due and payable, together with any unpaid interest accrued to (but excluding) the maturity date, on January 15, 2037. In the event that the maturity date or any redemption date is not a business day, then payment of principal and any interest will be made on the next business day (and without any interest or other payment in respect of any such delay).

Payment of Interest

Each note will bear interest at     % per year from the date of original issuance, payable semi-annually in arrears on January 15 and July 15 of each year to the person in whose name the note is registered at the close of business on December 31 and June 30, respectively. The initial interest payment date is July 15, 2007. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any interest payment date is not a business day, then payment of interest will be made on the next business day (and without any interest or other payment in respect of any such delay). In addition, if there has been a default in the payment of interest on any note, this defaulted interest may be payable to the holder of that note as of the close of business on a date selected by the trustee not more than 15 days and not less than 10 days prior to the date proposed by us for payment of this defaulted interest.

Optional Redemption

We may redeem the notes at our option, in whole at any time or in part from time to time, at a redemption price equal to the greater of (1) 100% of the principal amount being redeemed or (2) the sum of the present values of the remaining scheduled payments of principal and interest on the notes being redeemed, discounted to the date of redemption on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the “treasury yield,” as defined below, plus     %, plus in each case accrued interest to the date of redemption. The notes will not be entitled to the benefit of any sinking fund, which means that we will not deposit money on a regular basis into any separate custodial account to repay the notes.

“Treasury yield” means, with respect to any redemption date, the rate per year equal to the semiannual equivalent yield to maturity of the “comparable treasury issue,” as defined below, assuming a price for the comparable treasury issue, expressed as a percentage of its principal amount equal to the “comparable treasury price,” as defined below, for the redemption date.

“Comparable treasury issue” means the United States Treasury security selected by an “independent investment banker,” as defined below, as having a maturity comparable to the remaining term of the notes that the independent investment banker would utilize, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Independent investment banker” means one of the “reference treasury dealers” as defined below, appointed by the trustee after consultation with us.

“Comparable treasury price” means, with respect to any redemption date, (1) the average of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, on the third business day preceding the redemption date, as set forth in the daily statistical release, or any successor release, published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities” or (2) if that release or any successor release is not published or does not contain those prices on that business day, (A) the average of the “reference treasury dealer quotations,” as defined below, for the redemption date, after excluding the highest and lowest reference treasury dealer quotations for the redemption date, or (B) if the trustee obtains fewer than four reference treasury dealer quotations, the average of all the quotations which the trustee obtains.

“Reference treasury dealer quotations” means, with respect to each reference treasury dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue, expressed in each case as a percentage of its principal amount, quoted in writing to us by the reference treasury dealer at 5:00 p.m. on the third business day preceding the redemption date.

“Reference treasury dealer” means any primary U.S. Government securities dealer in New York City selected by us.

If, at the time notice of redemption is given, the redemption moneys are not held by the trustee, the redemption may be made subject to their receipt on or before the date fixed for redemption and such notice shall be of no effect unless such moneys are so received. If the redemption notice is given and funds deposited as required by the Indenture, then interest will cease to accrue on and after the redemption date on the notes or portions of notes called for redemption. If we do not deposit redemption moneys on or before the date fixed for redemption, the principal amount of the notes called for redemption will continue to bear interest at the rate indicated on the cover of this prospectus supplement until paid.

Ranking

The notes will be our senior unsecured obligations and will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness. As of September 30, 2006, we had approximately $257 million of debt securities that would have ranked equally with the notes, including $42 million of notes payable to banks and $5.5 million of notes due affiliated companies.

Satisfaction and Discharge

We may terminate certain of our obligations under the Indenture with respect to the notes on the terms and subject to the conditions contained in the Indenture and the instruments pursuant to which the notes were issued (including an opinion of tax counsel that, based upon a change in federal income tax law after the date of issuance of the notes or a ruling of the Internal Revenue Service, (i) the discharge of our obligations with respect to the notes will not result in the recognition of income, gain or loss for federal income tax purposes and (ii) the holders of the notes will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case but for the discharge), by depositing in trust with the trustee cash or Eligible Obligations (or a combination thereof) sufficient to pay the principal, and any premium and interest, due and to become due on the notes on or prior to their maturity or redemption date in accordance with the terms of the Indenture and the notes.

The Indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations), including the notes, will be discharged and canceled upon the satisfaction of certain conditions, including: (a) that all debt securities issued under the Indenture shall have been canceled by the trustee or, to the extent not so canceled, deemed to have been paid under the Indenture; (b) our payment of all other sums required under the Indenture; and (c) our delivery of a certificate to the trustee stating that we have complied with all conditions precedent relating to the satisfaction and discharge of the Indenture.

Governing Law

The Indenture is, and the notes will be, governed by and construed in accordance with the laws of the State of New York.

Book-Entry Delivery and Settlement

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the notes. The notes will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC. One fully-registered security certificate will be issued for the notes in the aggregate principal amount of such issue and will be deposited with DTC.

DTC, the world’s largest depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2.2 million issues of U.S. and non-U.S. equity, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants (“direct participants”) deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC, in turn, is owned by a number of direct participants of DTC and Members of the National Securities Clearing Corporation, Fixed Income Clearing Corporation, and Emerging Markets Clearing Corporation (NSCC, FICC, and EMCC, also subsidiaries of DTCC), as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”). DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to its participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com and www.dtc.org.

Purchases of notes under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC’s records. The ownership interest of each actual purchaser of each security (“beneficial owner”) is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC’s records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyances of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of notes may wish to take certain steps to augment transmission to them of notices of significant events with respect to the notes, such as redemptions, tenders, defaults, and proposed amendments to the security documents. For example, beneficial owners of notes may wish to ascertain that the nominee holding the notes for their benefit has agreed to obtain and transmit notices to beneficial owners; in the alternative, beneficial owners may wish to provide their names and addresses to the registrar and request that copies of the notices be provided directly to them.

Redemption notices shall be sent to DTC. If less than all of the notes are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

In the event that we request any action of beneficial owners of notes or that a beneficial owner desires to give or take any action that a beneficial owner is entitled to give or take under the Indenture, DTC would authorize the direct participants holding the relevant beneficial interest to give or take the action, and the participants would authorize beneficial owners owning through participants to give or to take the action or would otherwise act upon the instructions of beneficial owners.

Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC’s procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds and payments of principal and interest on the notes will be made by us to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts, upon DTC’s receipt of funds and corresponding detail information from us or an agent on payable date, in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with notes held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC nor its nominee, agent, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, or the responsibility of our agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to issuer or agent. Under such circumstances, in the event that a successor securities depository is not obtained, security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, security certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

The laws of some jurisdictions may require that certain purchasers of notes take physical delivery of such notes in definitive form. Such laws may impair the ability to own, transfer or pledge beneficial interests in the notes.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, and does not purport to be a complete analysis of all potential income tax effects. This discussion does not address all the United States federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances or to holders subject to special rules, such as financial institutions, banks, partnerships and other pass-through entities, certain former U.S. citizens or long-term residents, expatriates, controlled foreign corporations, passive foreign investment companies, insurance companies, dealers in securities or currencies, traders in securities, U.S. Holders (defined below) whose functional currency is not the United States dollar, tax-exempt organizations, investors in pass-through entities, beneficial owners of notes that are not U.S. Holders and persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction. In addition, this discussion is limited to U.S. Holders purchasing the notes for cash pursuant to this prospectus supplement at the offering price on the cover page of this prospectus supplement and assumes that the notes are properly characterized as debt for United States federal income tax purposes. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This discussion is based upon the Code, United States Treasury Regulations issued thereunder, Internal Revenue Service rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes.

As used herein, a “U.S. Holder” means a beneficial owner of a note who or that is:

•	an individual that is a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or a political subdivision thereof or therein;

•	an estate, the income of which is subject to United States federal income tax regardless of its source; or

•	a trust, if a court in the United States can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person on August 19, 1996 and has a valid election in effect to continue to be treated as a United States person.

If a partnership or other pass-through entity holds notes, the U.S. federal income tax treatment of a partner or beneficial owner of an interest in such pass-through entity generally will depend upon the status of the partner or beneficial owner of an interest in such pass-through entity and the activities of the partnership or such pass-through entity.

We have not sought and will not seek any rulings from the Internal Revenue Service with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.

Prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations as well as the application of any state, local, foreign or other tax laws, including gift and estate tax laws.

Stated Interest

It is expected that the issue price of the notes will be such that any discount on the notes will be less than the de minimis amount so that the notes will not be treated as having been issued with original issue discount for U.S. federal income tax purposes, and the rest of this summary so assumes.

A U.S. Holder must generally include stated interest on a note as ordinary income at the time such interest is received or accrued, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition of the Notes

A U.S. Holder will generally recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in the note. Notwithstanding the foregoing, any amounts realized in connection with any sale, exchange, redemption, retirement or other taxable disposition to the extent attributable to accrued interest not previously included in income will be treated as ordinary interest income. A U.S. Holder’s adjusted tax basis in a note generally will be the U.S. Holder’s cost therefor. This gain or loss generally will be a capital gain or loss, and if the U.S. Holder has held the note for more than one year, such capital gain will generally be subject to tax at a current maximum marginal rate of 15% for individuals and 35% for corporations. A U.S. Holder’s ability to deduct capital losses may be limited.

Backup Withholding and Information Reporting

A U.S. Holder may be subject to a backup withholding tax at the rate of twenty-eight percent (28%) when such holder receives “reportable payments,” including interest and principal payments on the notes or proceeds upon the sale or other disposition of such notes. Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

•	fails to furnish to us its taxpayer identification number, or TIN, which, for an individual, is ordinarily his or her social security number;

•	furnishes an incorrect TIN and we are notified by the IRS that the furnished TIN is incorrect;

•	fails to properly report payments of interest or dividends and we are notified by the IRS that backup withholding is required; or

•	fails to certify, under penalties of perjury, that it has furnished a correct TIN and that the IRS has not notified the U.S. Holder that it is subject to backup withholding.

U.S. Holders should consult their personal tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. The backup withholding tax is not an additional tax and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

We, our paying agent or other withholding agent generally will report to a U.S. Holder and to the IRS the amount of any reportable payments made in respect of the notes for each calendar year and the amount of tax withheld, if any, with respect to such payments.

UNDERWRITING

We intend to offer the notes through the underwriter, A.G. Edwards & Sons, Inc. Subject to the terms and conditions set forth in the underwriting agreement dated the date of this prospectus supplement between the underwriter and us, we have agreed to sell the notes to the underwriter, and the underwriter has agreed to purchase the notes from us.

The underwriter has agreed, subject to the terms and conditions set forth in the underwriting agreement, to purchase all of the notes sold pursuant to the underwriting agreement if any of the notes are purchased.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriter may be required to make in respect of any of those liabilities.

The underwriting agreement provides that the obligation of the underwriter to pay for and accept delivery of the notes is subject to, among other things, the approval of certain legal matters by its counsel and certain other conditions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriter has advised us that it initially proposes to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement, and to dealers at that price, less a concession not in excess of     % of the principal amount of the notes. The underwriter may allow, and such dealers may reallow, a concession to certain other dealers not to exceed     % of the principal amount of the notes on sales to other dealers. After the initial public offering, the public offering price and other selling terms may be changed from time to time.

Our expenses in connection with the offer and sale of the notes, not including the underwriting discount, are estimated to be $200,000.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on a national securities exchange or for the quotation of the notes on any automated dealer quotation system. We have been advised by the underwriter that the underwriter intends to make a market in the notes. The underwriter is not obligated, however, to make a market in the notes and may discontinue market-making activities at any time without notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop the market price and liquidity of the notes may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering of the notes, the underwriter may engage in over-allotment, stabilizing transactions and short covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934. Over-allotment involves sales in excess of the offering size, which creates a short position for the underwriter. Stabilizing transactions involve bids to purchase the notes in the open market for the purpose of pegging, fixing or maintaining the price of the notes. Short covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover short positions. These stabilizing transactions and short covering transactions may cause the prices of the notes to be higher than they would otherwise be in the absence of such transactions. Such activities, if commenced, may be discontinued at any time. These transactions may be effected in the over-the-counter market or otherwise.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriter and/or its affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings with us in the ordinary course of business. They have received customary fees and commissions for these transactions.

LEGAL MATTERS

Bradley Arant Rose & White LLP of Birmingham, Alabama, will issue an opinion about the legality of the notes for us. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, will pass upon certain legal matters for the underwriter. As of December 31, 2006, the partners and associates of Bradley Arant Rose & White LLP beneficially owned approximately 10,000 shares of the outstanding common stock of Energen, our parent corporation.

PROSPECTUS

Alabama Gas Corporation

By this prospectus, we offer up to

$225,000,000

of our debt securities.

We will provide the specific terms of each issuance of these debt securities in supplements to this prospectus at the time of the offering of the debt securities. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement. You should read this prospectus and any supplement carefully before you decide to invest.

Investing in these debt securities involves risks that are described in the “ Risk Factors” section beginning on page 3 of this prospectus.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 21, 2004.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (to which we sometimes refer as the “SEC”) using a “shelf” registration process. By using the shelf process, we may, from time to time, sell the debt securities described in this prospectus, in one or more offerings, up to a total dollar amount of $225,000,000, or the equivalent denominated in foreign currencies. This prospectus provides you with a general description of the debt securities that we may offer. Each time we use this prospectus to offer debt securities for sale, we will provide a supplement that will describe the specific information about the offering and the terms of the debt securities. A prospectus supplement also may add to, update or change the information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information contained in the documents to which we refer under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. We have not authorized anyone to provide you with any different information.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is only accurate as of the date of each such document, unless the information specifically indicates that another date applies. Our business, financial condition and results of operations may have changed since those dates.

When used in this prospectus, the terms “Alabama Gas,” “Alagasco,” “the company,” “we,” “us” and “our” refer to Alabama Gas Corporation unless we specify or the context clearly indicates otherwise. The term “you” refers to those who invest in the debt securities offered by this prospectus, whether directly or indirectly.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”). Forward-looking statements are based on management’s beliefs, assumptions, and currently available information. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those stated. Except as otherwise disclosed, our forward-looking statements do not reflect the impact of possible or pending acquisitions, divestitures or restructurings. We cannot guarantee the absence of errors in input data, calculations and formulas used in our estimates, assumptions and forecasts. Important factors that could cause future results to differ include but are not limited to:

•	economic and competitive conditions;

•	inflation rates;

•	legislative and regulatory changes;

•	financial market conditions;

•	our ability to continue to access the capital markets;

•	future business decisions;

•	customer growth and retention and usage per customer;

•	litigation results; and

•	other factors discussed in this prospectus and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

For further factors you should consider, please refer to the “Risk Factors” section beginning on page 3 of this prospectus and the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our annual report on Form 10-K for the year ended December 31, 2003, and in our current and periodic reports incorporated by reference, including any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

RISK FACTORS

You should consider carefully all of the information that is included or incorporated by reference in this prospectus before investing in our securities. In particular, you should evaluate the uncertainties and risks referred to or described below, which may adversely affect our business, financial condition or results of operations. Additional uncertainties and risks that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition or results of operations.

Although we make use of futures, swaps and fixed-price contracts to mitigate gas supply cost risk, fluctuations in future gas supply costs could affect materially our financial position and rates to customers. The effectiveness of our risk mitigation assumes that our counterparties in such activities maintain satisfactory credit quality.

Our credit ratings are affected by the rating agencies’ evaluation of our parent company, Energen Corporation.

There are inherent in gas distribution activities a variety of hazards and operation risks, such as leaks, explosions and mechanical problems, that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practices we maintain insurance against some, but not all, of these risks and losses. The location of pipeline and storage facilities near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks. The occurrence of any of these events not fully covered by insurance could adversely affect our financial position and results of operations.

Our customers are geographically concentrated in central and north Alabama. Significant economic, weather or other events that adversely affect this region could adversely affect us.

ALABAMA GAS CORPORATION

We are the largest natural gas distribution utility in the State of Alabama. We purchase natural gas through interstate and intrastate marketers and suppliers and distribute the purchased gas through our distribution facilities for sale to residential, commercial and industrial customers and other end-users of natural gas. We also provide transportation services to industrial and commercial customers located on our distribution system. These transportation customers, using us as their agent or acting on their own, purchase gas directly from producers, marketers or suppliers and arrange for the delivery of the gas into our distribution system. We charge a fee to transport this customer-owned gas through our distribution system to our customers’ facilities. Our business is highly seasonal since a material portion of our total sales and delivery volumes is to customers whose usage varies depending upon temperature. Our present rate structure, however, includes a temperature adjustment to customers’ monthly bills which is designed to mitigate the effect of departures from normal temperature on our earnings.

We were formed in 1948 by the merger of the Alabama Gas Company into Birmingham Gas Company, the predecessors of which had been in existence since the late 1800s. We became publicly held in 1953. Through a corporate reorganization in 1979, we became a subsidiary of Energen Corporation, a New York Stock Exchange-listed company (ticker symbol: EGN). Energen is not guaranteeing or otherwise obligated to make any payments in respect of any debt securities we may offer.

Both Alabama Gas and Energen are incorporated under the laws of Alabama, and our executive offices are located at 605 Richard Arrington Jr. Blvd. North, Birmingham, Alabama 35203 and Alagasco’s telephone number is (205) 326-8100.

RATIO OF EARNINGS TO FIXED CHARGES

The following table shows our ratio of earnings to fixed charges for the periods indicated:

	Nine months ended September 30, 2004	Year ended December 31,		Three months ended 12/31/01(1)	Year ended September 30,
		2003	2002		2001	2000	1999
Ratio of Earnings to Fixed Charges	5.13	4.53	3.93	2.08	3.97	4.80	4.25

(1)	During 2001, we changed our fiscal year end from September 30 to December 31; consequently, we have a three-month period ended December 31, 2001, to report separately.

For purposes of computing the ratio, “earnings” consist of net income applicable to common stock, plus applicable income taxes, interest, net of amount capitalized, and an appropriate portion of rent expense representative of the interest factor. Fixed charges consist of interest expense, capitalized interest and amortization of debt discount and expense, and an appropriate portion of rent expense representative of the interest factor. Fixed charges have not been reduced by any allowance for funds used during construction.

USE OF PROCEEDS

Except as we may otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus for:

•	general corporate and working capital purposes; and

•	repaying existing indebtedness, including our outstanding debt securities and short-term debt.

When a particular series of securities is offered, a prospectus supplement related to that offering will set forth our intended use of the net proceeds received from the sale of those securities. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in short-term marketable securities or applied to repay indebtedness until they are used for their stated purpose.

DESCRIPTION OF THE DEBT SECURITIES

We may issue the debt securities from time to time in one or more distinct series. This section summarizes the material terms of the debt securities that we anticipate will be common to all series. Each time we offer debt securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement, which will be attached to the front of this prospectus, we will include the following information:

•	the type and amount of debt securities which we propose to sell;

•	the initial public offering price of the debt securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the debt securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the debt securities will be listed or traded;

•	material United States federal income tax considerations applicable to the debt securities, where necessary; and

•	any other material information about the offering and sale of the debt securities.

The aggregate initial offering price of all securities sold will not exceed $225,000,000. We will determine when we sell debt securities the amounts of debt securities we will sell and the prices and other terms on which we will sell them. We may sell debt securities to or through underwriters, through agents or dealers or directly to purchasers.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an “indenture” will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We have entered into an indenture with The Bank of New York (as successor to NationsBank of Georgia, National Association), which acts as trustee, relating to the debt securities that are offered by this prospectus. The indenture is subject to the Trust Indenture Act of 1939. The trustee has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

As this section is a summary of the material terms of the debt securities being offered by this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture and those other documents, and not this description, will define your rights as a holder of our debt securities. We have filed the indenture as an exhibit to the registration statement that we have filed with the SEC, and we will file any such other document as an exhibit to an annual, quarterly or other report that we file with the SEC. See “Where You Can Find More Information,” for information on how to obtain copies of the indenture and any such other document. References to the “indenture” mean the indenture that defines your rights as a holder of debt securities that we have filed as an exhibit to the registration statement relating to this offering or will file as an exhibit to an annual, quarterly or current report that we file with the SEC.

General

The debt securities will be our unsecured obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness.

You should read the prospectus supplement and any related pricing supplement for the following terms of the series of debt securities offered by the prospectus supplement and related pricing supplement. Our board of directors will establish, among others, the following terms before issuance of the series:

•	the title of the debt securities;

•	any limit on the aggregate principal amount of the series of debt securities;

•	the person or persons entitled to receive interest payments, if other than the person who is the registered holder;

•	the date or dates on which the principal of the debt securities is payable;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined;

•	the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	whether any portion of the debt securities may be issued as a global security or securities, and, if so, the depositary for such global securities and the terms and conditions, if any, on which interests in such global securities may be exchanged for the individual securities represented by such global securities;

•	the currency or currencies, including composite currencies, in which the principal, premium and interest on the debt securities is payable (if other than the currency of the United States);

•	if the principal, premium or interest on the debt securities is payable, either at our election or at the election of a holder of the debt securities, in a currency other than that in which the debt securities are normally payable, the periods for, and the terms and conditions of, making such an election;

•	if the principal, premium or interest on the debt securities is payable, either at our election or at the election of a holder of the debt securities, in securities or other property, the type and amount of such securities or other property, or the method by which such amount shall be determined, and the period or periods within which, and the terms and conditions upon which, any such election may be made;

•	any index used to determine the amount of payment of principal of, and premium, if any, and any interest on the debt securities;

•	if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any changes or additions to the events of default or our covenants with respect to the debt securities;

•	the terms, if any, pursuant to which the debt securities may be converted into or exchanged for our capital stock or other securities;

•	the obligations or instruments which we may use to effect defeasance or covenant defeasance for debt securities which are denominated in any currency (including composite currencies) other than United

States Dollars, and any additional or alternative provisions for the reinstating of our indebtedness in respect of those debt securities after they have been deemed paid; and

•	any other terms and provisions of the debt securities which are not inconsistent with the indenture.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. We may issue debt securities with terms different from those of debt securities already issued.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

Legal Holders. Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if your debt securities are held in street name (described below), you hold beneficial interests in global securities, or hold your debt securities by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Street Name Holders. In the future we may issue debt securities initially in non-global form or terminate a global security. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Book-Entry Holders. If we so specify in the applicable prospectus supplement, we may issue debt securities in book-entry form only. This means debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, you will not own debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

Special Considerations for Indirect Holders. If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Debt Securities Issued in Registered (Non-Global) Form

Unless we provide otherwise in the prospectus supplement, we will issue the debt securities:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are integral multiples of $1,000.

Holders may exchange their debt securities that are not in global form for debt securities of smaller permitted denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Global Securities

What is a Global Security? If we so specify in the applicable prospectus supplement, we may issue debt securities under the indenture in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. We will specify the depository for debt securities issued in book-entry form in the applicable prospectus supplement.

A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe some of those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

If we issue debt securities only in the form of a global security, you should be aware of the following:

•	you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in special situations we will describe in the applicable prospectus supplement;

•	you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

•	depositories may require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

We will describe any special situations requiring termination of a global security in the applicable prospectus supplement. The following special situations for termination of a global security are typical:

•	if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 90 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Payment Mechanics

Who Receives Payment? Unless otherwise specified in the applicable prospectus supplement, if interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. However, if there has been a default in the payment of interest on any debt security, we may pay such defaulted interest to the person or entity in whose name the debt security is registered as of the close of business on a date selected by the trustee which is not more than 15 days and not less than 10 days prior to the date we propose to pay such defaulted interest.

Payments on Registered (Non-Global) Securities. Unless otherwise indicated in any applicable prospectus supplement, we will pay principal, premium and interest on the debt securities that are in registered or non-global form at the office of the trustee designated for such purpose or at the office of any paying agent we have designated, except that at our option we may pay any interest (i) by check mailed to the address of the person or entity entitled to receive such interest as such address appears in the security register, or (ii) by wire transfer to an account maintained by the person or entity entitled to such interest. We may appoint one or more paying agents, and we may remove any paying agent, all in our discretion.

Payments on Global Securities. We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described under “What Is a Global Security?”

Regular Record Dates. Unless otherwise specified in the applicable prospectus supplement, we will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

Payment When Offices Are Closed. If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

Paying Agents. We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in Jacksonville, Florida, as the paying agent. We must notify you of changes in the paying agents.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Amounts Due Which Are Not Claimed by Holders

Any moneys which we pay to the trustee or a paying agent for the payment of principal, premium or interest on any debt securities which remain unclaimed at the end of two years after such principal, premium or interest became due and payable will be repaid, subject to applicable laws of escheat, to us and the persons entitled to such moneys may thereafter look only to us for payment of such amounts.

The Trustee Under the Indenture

The Bank of New York is the trustee under the indenture.

The trustee may resign or be removed with respect to one or more series of indenture securities and a successor trustee may be appointed to act with respect to these series.

Redemption

We will set forth in the applicable prospectus supplement any terms for optional or mandatory redemption of debt securities. Under the indenture, we must give notice by mail between 30 and 60 days prior to the redemption date. If we are redeeming less than all of the debt securities of any series, the security registrar will select the particular debt securities to be redeemed using a method which the trustee deems fair and appropriate.

Any optional redemption may be conditioned upon receipt by the trustee by the redemption date of money sufficient to make the payments due with respect to the debt securities being redeemed. If such money has not been received by the trustee, the related notice of redemption will be of no force or effect, and we will not be required to redeem such debt securities.

Events of Default

You will have special rights if an Event of Default occurs as to the debt securities of your series that is not cured, as described later in this subsection. Please refer to the prospectus supplement for information about any changes to the Events of Default or our covenants, including any addition of a covenant or other provision providing event risk or similar protection.

What is an Event of Default? The term “Event of Default” as to the debt securities of your series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium on a debt security of the series within three business days of its due date;

•	we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement for the benefit of the holders of debt securities other than your series, for 90 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25% of the principal amount of the debt securities of your series;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur;

•	we are in default under any matured or accelerated agreement or instrument under which we have outstanding indebtedness for borrowed money or guarantees, in each case aggregating in excess of $10,000,000, and we have not discharged such matured indebtedness or cured any acceleration within 10 days after we receive notice of this default from the trustee or the holders of at least 10% of the principal amount of the debt securities of your series; or

•	any other Event of Default provided for the benefit of debt securities of your series occurs.

Except for defaults described in the fourth and fifth bullet points above, an Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The trustee is required to give notice to the holders of the relevant debt securities of any default known to it, unless such default is cured or waived. In the case of an Event of Default of the character specified above in the third bullet under “What is an Event of Default?,” no such notice is to be given until at least 75 days after such default occurs. The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities.

Remedies if an Event of Default Occurs. If an Event of Default has occurred and is continuing, the trustee or the holders of at least 33% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity. If the Event of Default relates to more than one series of debt securities, then the maturity of the affected series of debt securities may be accelerated only by the trustee or the holders of at least 33% in aggregate principal amount of the debt securities of all of the series of debt securities as to which the Event of Default exists, acting together as a single series of debt securities.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, premium or interest on any debt security; or

•	a default in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the acceleration shall be automatically rescinded if all Events of Default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•	all unpaid principal of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal;

•	all interest on the overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

Except in cases of default where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. If the action relates to an Event of Default which affects more than one series of debt securities, such direction must be given by the holders of a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities as to which the default exists. The trustee may refuse to follow those directions if the directions

•	conflict with any law or the indenture,

•	expose the trustee to personal liability in circumstances where reasonable indemnity would not, in the trustee’s sole discretion, be adequate, or

•	the trustee determines that the action being directed would be unjustly prejudicial to the holder of debt securities not participating in giving such direction.

In addition, the trustee may take any other action it deems proper which is not inconsistent with the direction being given by the holders of the debt securities. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interest relating to the debt securities, the following must occur:

•	you must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of at least a majority in principal amount of all outstanding debt securities of all series of debt securities with respect to which each Event of Default exists must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the notice of the Event of Default during the 60-day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date without complying with the foregoing.

Each year, we will furnish the trustee with a written statement of one of our officers certifying that, to the officer’s knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default. We are also required to notify the trustee of any Event of Default within 10 days after certain of our officers obtain actual knowledge of the Event of Default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Modification or Waiver

There are two types of changes that we can make to the indenture and the debt securities.

Changes Requiring Approval. With the approval of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected acting together as the holders of a single series of debt securities, we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or the interest on a debt security;

•	reduce the principal amount of, the rate of interest on or any premium payable upon redemption of any debt security;

•	reduce the amount payable upon acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	change the currency in which the principal, interest or premium of any debt security is payable;

•	impair your right to sue for payment;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with any provisions of the indenture or to waive any defaults;

•	reduce the requirements for quorum or voting; or

•	modify any of the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any percentage of consents required to amend the indenture or for any waiver.

Changes Not Requiring Approval. The second type of change does not require any vote by the holders of the debt securities. This type of change includes those which:

•	evidence the assumption by any successor to us of our obligations under the indenture or with respect to the debt securities;

•	add to our covenants or surrender any of our rights under the indenture;

•	add any Events of Default, in addition to those specified in the indenture, with respect to all or any series of outstanding debt securities;

•	change or eliminate any provision of the indenture or add any new provision to the indenture which only affects debt securities issued after the date of such change, elimination or addition;

•	provide collateral security for the debt securities;

•	establish the form or terms of any series of debt securities;

•	appoint a successor trustee with respect to the debt securities of one or more series or add to or change any of the provisions of the indenture so as to allow or facilitate more than one trustee administering trusts under the indenture;

•	provide for the procedures required to permit us to utilize a noncertificated system of registration for all or any series of debt securities;

•	subject to certain conditions, change the place where debt securities may be transferred, exchanged or paid; or

•	cure any ambiguity or inconsistency or make any other provisions with respect to matters and questions arising under the indenture, so long as such modification or amendment does not adversely affect the interests of the holders of debt securities of any series in any material respect.

In addition, we and the trustee may, without the consent of any holders of the debt securities, amend the indenture to include any changes to the indenture required by amendments to the Trust Indenture Act of 1939 enacted after the date of the indenture or to eliminate provisions required by such act to be included in the indenture on the date it was executed which are no longer required to be included in the indenture by such act.

Consolidation, Merger or Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate with or merge into another entity. We are also permitted to sell or transfer our assets substantially as an entirety to another entity. However, we may not take any of these actions unless all of the following conditions are met:

•	the resulting entity must agree in a supplemental indenture to be legally responsible for all our obligations under the debt securities and the indenture;

•	the transaction must not cause a default or an Event of Default;

•	the resulting entity must be organized under the laws of the United States or one of the states or the District of Columbia; and

•	we must deliver an officers’ certificate and legal opinion to the trustee with respect to the transaction.

Covenants

This section summarizes the material covenants in the indenture. Please refer to the prospectus supplement for information about any changes to our covenants, including any addition or deletion of a covenant.

Corporate Existence. Subject to our rights described above under “Consolidation, Merger or Sale of Assets,” we covenant in the indenture that Alabama Gas will keep its corporate existence and rights (charter and statutory) and franchises in full force and effect. We are not required to keep in existence any right or franchise if, in our judgment

•	preserving such right or franchise is no longer desirable in conducting our business, and

•	failing to preserve such right or franchise will not adversely affect the interests of the holders of any outstanding debt securities in any material respect.

Maintenance of Property. We covenant in the indenture that we will (or, with respect to property we own jointly with others, make reasonable effort to) maintain and keep in good condition, repair and working order all properties owned by Alabama Gas used or useful in conducting our business and will make all repairs, renewals, replacements, betterments and improvements to those Alabama Gas properties we believe necessary to properly conduct our business. We may discontinue operating and maintaining any of Alabama Gas’ properties if in our judgment doing so

•	is desirable in conducting our business, and

•	will not adversely affect the interests of the holders of any outstanding debt securities in any material respect.

Restriction on Liens. We covenant in the indenture that we will not create, assume, incur or permit to exist any Lien (other than Excepted Encumbrances) upon property owned by Alabama Gas (other than Excepted

Property) to secure indebtedness without effectively providing that the debt securities are secured equally and ratably with the indebtedness secured by the Lien. Subject to limitations described in the next sentence, the foregoing restriction does not apply to

•	pledging any of our assets as security for payment of taxes or other similar charges in connection with a good faith contest by us as to our liability for such payment;

•	pledging any of our assets to secure a stay or discharge in connection with a legal proceeding in which we are a party;

•	making good faith deposits or providing security in connection with tenders, redemptions, contracts or leases to which we are a party or deposits for the purpose of terminating obligations under an indenture;

•	pledging our assets in connection with incurring debt in an aggregate principal amount which does not exceed 5% of our net tangible assets at the time of such pledge;

•	liens, pledges, security interests or other encumbrances on property, stock or indebtedness of any corporation existing at the time it becomes one of our subsidiaries or is merged into us, or existing at the time we acquire such property or stock;

•	liens, licenses, pledges, security interests or other encumbrances which we incur to secure payment of all or a part of the price of acquiring property or stock or constructing or improving property or to secure any debt incurred by us before, at the time of, or within 180 days after the later of the acquisition or completion of construction where we incurred the secured debt to finance all or part of the purchase price of the property or the cost of such construction or improvements;

•	liens, pledges, security interests or other encumbrances on our property in favor of a government or any of its political subdivisions or instrumentalities which secure partial progress, installment, advance or other payments under any contract or statute or to secure any indebtedness or other obligation incurred to finance all or any part of the purchase price of or cost of constructing the property subject to the encumbrance; or

•	any extension, renewal or replacement of any lien or encumbrance referred to above, if the principal amount of debt secured by the lien or encumbrance is not increased and the lien or encumbrance securing the debt is not extended to cover additional property.

Definitions. Following are definitions of some of the terms used in the covenants described above:

“Excepted Encumbrances” means liens for taxes, assessments or governmental charges not delinquent; liens securing indebtedness existing in or relating to real estate acquired for right-of-way purposes; easements or reservations in our property by statute or ordinance; liens and charges incidental to current construction activities; obligations or duties created or imposed by municipalities or other public authority affecting our property; rights reserved to or vested in any municipality or public authority to control or regulate us or use our property; irregularities or deficiencies of title with respect to rights-of-way; and leases made or existing in the ordinary course of our business.

“Excepted Property” means generally certain of our property or equipment used in the ordinary course of business, including current assets, vehicles, certain inventories and equipment, as more particularly defined in the indenture.

“Lien” means a mortgage, lien, pledge, charge or encumbrance of any kind.

Satisfaction and Discharge

We may terminate certain of our obligations under the indenture with respect to debt securities of any series on the terms and subject to the conditions contained in the indenture, by depositing in trust with the trustee cash or Eligible Obligations (or a combination thereof) sufficient to pay the principal of and premium and interest, if any, due and to become due on the debt securities of that series on or prior to their maturity or redemption date in accordance with the terms of the indenture and the debt securities.

The indenture, with respect to any and all series of debt securities (except for certain specified surviving obligations) will be discharged and cancelled upon the satisfaction of certain conditions, including:

•	the payment in full of the principal of (and premium, if any) and interest on all of the debt securities of that series or the deposit with the trustee of an amount in cash or Eligible Obligations (or a combination thereof) sufficient for such payment or redemption, in accordance with the indenture;

•	our payment of all other sums required under the indenture; and

•	our delivery of a certificate to the trustee stating that we have complied with all conditions precedent relating to the satisfaction and discharge of the indenture.

“Eligible Obligations,” as that term is defined in the indenture, include:

•	with respect to debt securities denominated in United States Dollars, government obligations (which include direct obligations of, or obligations unconditionally guaranteed by, the United States of America entitled to the benefit of the full faith and credit thereof and certificates, depository receipts or other instruments which evidence a direct ownership interest in government obligations or in any specific interest or principal payments due in respect thereof); and

•	with respect to debt securities denominated in a currency other than United States Dollars or in a composite currency, such other obligations or instruments as shall be specified with respect to that series of debt securities, as contemplated by the indenture.

For federal income tax purposes, any deposit contemplated by the first two paragraphs of this section may be treated as a taxable exchange of the related debt securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of the debt securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their debt securities. The holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount required to be included in income could be different from the amount that would be includable in the absence of that deposit. You are urged to consult your own tax advisors as to the specific consequences to you of such a deposit.

Governing Law

The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

U.S. Federal Taxation

The applicable prospectus supplement will contain a brief summary of the relevant United States federal income tax laws applicable to the offered debt securities.

PLAN OF DISTRIBUTION

We may sell the debt securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the debt securities in one or more transactions, including:

•	transactions on a registered national securities exchange or any other organized market where the debt securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The debt securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the debt securities. We will name any such agent involved in the offer or sale of the debt securities and set forth any commissions payable by us to such agent in a prospectus supplement relating to any such offer and sale of debt securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the debt securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of debt securities, debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Debt securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of debt securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of debt securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

We are currently contemplating issuing up to $80 million of new debt securities in an underwritten offering or offerings shortly after the registration statement containing this prospectus is declared effective by the SEC. The general terms of the debt securities are described in this prospectus under “Description of Debt Securities.” We have not finally determined the timing or terms of such an offering or offerings. A.G. Edwards & Sons, Inc. and Edward D. Jones & Co., L.P. would be the managers in connection with the offering or offerings. We expect that the use of proceeds from this offering or offerings will be for refinancing some of our existing indebtedness and for general corporate purposes. Terms of the offering will be reflected in a prospectus supplement that will be filed with the SEC if and when we decide to proceed with any such offering or offerings.

Each series of debt securities will be a new issue of debt securities and will have no established trading market. The debt securities may or may not be listed on a national securities exchange. It is possible that one or more underwriters, if any, may make a market in a series of debt securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the debt securities we may offer.

If a dealer is used in the sale of the debt securities, we or an underwriter will sell such debt securities to the dealer as principal. The dealer may then resell such debt securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the debt securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the debt securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if utilized.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

Bradley Arant Rose & White LLP, Birmingham, Alabama, has rendered an opinion with respect to the validity of the debt securities being offered by this prospectus. We filed this opinion as an exhibit to the registration statement of which this prospectus is a part. As of December 6, 2004, the partners and associates of Bradley Arant Rose & White LLP beneficially own approximately 5,000 shares of the outstanding common stock of Energen, our parent company. We will name, in the prospectus supplement relating to an offering, any law firm that will pass upon certain matters related to the debt securities being offered by this prospectus for any underwriters, dealers or agents.

EXPERTS

The financial statements of Alabama Gas Corporation incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports with the SEC under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC- 0330.

The SEC also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about our parent company, Energen Corporation, at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 that registers the debt securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the debt securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended December 31, 2003;

•	Energen Corporation’s proxy statement dated March 29, 2004;

•	Our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004 and September 30, 2004; and

•	Our current reports on Form 8-K furnished or filed with the SEC on April 28, 2004, May 7, 2004, May 25, 2004, July 22, 2004, September 28, 2004, October 27, 2004 and November 30, 2004.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

J. David Woodruff

Alabama Gas Corporation

605 Richard Arrington Jr. Blvd. North

Birmingham, Alabama 35203-2707

Phone: (205) 326-2629

$45,000,000

Alabama Gas Corporation

         % Notes due January 15, 2037

PROSPECTUS SUPPLEMENT

A.G. EDWARDS

The date of this prospectus supplement is             , 2007